QuickLinks -- Click here to rapidly navigate through this document

Exhibit 99.2

CONTACTS:
Shelly Doran	317.685.7330	Investors
Les Morris	317.263.7711	Media

FOR IMMEDIATE RELEASE

SIMON PROPERTY GROUP REPORTS FIRST QUARTER RESULTS

        Indianapolis, Indiana—April 27, 2012...Simon Property Group, Inc. (the "Company" or "Simon") (NYSE:SPG) today reported results for the quarter ended March 31, 2012.

  •
  Net income attributable to common stockholders was $645.4 million, or $2.18 per diluted share, as compared to $179.4 million, or $0.61 per diluted share, in the prior year period. The increase on a per share basis was 257.4%.

  •
  Funds from Operations ("FFO") was $648.7 million, or $1.82 per diluted share, as compared to $570.6 million, or $1.61 per diluted share, in the prior year period. The increase on a per share basis was 13.0%.

        "We are off to an excellent start in 2012 with the completion of two significant transactions, the execution of two international partnerships to build outlets in Brazil and China, the groundbreaking for four new outlet developments, the reporting of strong financial and operational results, and the raising of our dividend," said David Simon, Chairman and Chief Executive Officer. "We are pleased to be the first real estate company included in the S&P 100 Index."

        "Our portfolio of high quality assets continues to deliver strong results as demonstrated by comparable property net operating income growth of 5.7% for our Malls and Premium Outlets®. Tenant sales increased 11.2% to $546 per square foot and occupancy was 60 basis points higher than one year ago. Given our accomplishments this quarter and our current view for the remainder of 2012, today we are again increasing our 2012 guidance. We are also pleased to announce another increase in our quarterly dividend—to $1.00 per share from $0.95 last quarter and up 25% from $0.80 one year ago. This represents our third consecutive quarterly increase."

U.S. Operational Statistics(1)

	As of March 31, 2012	As of March 31, 2011	% Increase
Occupancy(2)	93.6%	93.0%	+60 basis points
Total Sales per Sq. Ft.(3)	$546	$491	11.2%
Average Rent per Sq. Ft.(2)	$39.87	$38.18	4.4%

(1)
Combined information for U.S. Malls and Premium Outlets. 2011 statistics have been restated to include Malls previously owned by SPG-FCM Ventures, LLC, now owned by Simon Property Group, L.P., and Premium Outlets acquired in the 2010 acquisition of Prime Outlets Acquisition Company.

(2)
Represents mall stores in Malls and all owned square footage in Premium Outlets.

(3)
Rolling 12 month sales per square foot for mall stores less than 10,000 square feet in Malls and all owned square footage in Premium Outlets.

Dividends

        Today the Company announced that the Board of Directors declared a quarterly common stock dividend of $1.00 per share, an increase of 5.3% from the previous quarter and an increase of 25% from the year earlier period. This dividend is payable on May 31, 2012 to stockholders of record on May 17, 2012.

        The Company also declared the quarterly dividend on its 8 3/8% Series J Cumulative Redeemable Preferred (NYSE:SPGPrJ) Stock of $1.046875 per share, payable on June 29, 2012 to stockholders of record on June 15, 2012.

Acquisitions and Dispositions

        The Company completed several transactions during the quarter:

  •
  March 14th—Acquired a 28.7% equity stake (54.4 million shares) in Klépierre from BNP Paribas for €28.00 per share, or a total transaction value of approximately $2.0 billion. Klépierre is a publicly-traded Paris-based real estate company that focuses on the ownership, management, and development of shopping centers, retail properties and offices across Continental Europe. Klépierre's portfolio includes 271 shopping centers in 13 countries, with 50 percent of its properties in France and Belgium, 25 percent in Scandinavia, and the balance in Central and Southern Europe.

  David Simon was elected Chairman of Klépierre's nine member Supervisory Board. Two additional SPG representatives, Steven Fivel and Francois Kayat, were also elected as members of Klépierre's Supervisory Board.

  •
  March 22nd—Acquired the interests of joint venture partner Farallon Capital Management, L.L.C. in 26 assets of The Mills Limited Partnership ("The Mills") for $1.5 billion, which included repayment of The Mills' senior loan facility and mezzanine loan, and the retirement of its trust preferred securities. The share of existing mortgage debt associated with the additional interests acquired was approximately $2.0 billion.

  •
  Acquired an additional 25% ownership interest in Del Amo Fashion Center, increasing our ownership interest to 50%.

  •
  Sold our 49% interest in Gallerie Commerciali Italia.

Capital Markets

        On March 13th, the Company's majority-owned operating partnership subsidiary, Simon Property Group, L.P. (the "Operating Partnership"), completed the sale of $1.75 billion aggregate principal amount of its senior unsecured notes consisting of $600 million of 2.150% notes due 2017, $600 million of 3.375% notes due 2022 and $550 million of 4.750% notes due 2042, resulting in a weighted average coupon of 3.39% and a weighted average term of 14.7 years.

        On March 14th, the Company completed the sale of 9,137,500 shares of common stock, including shares issued in connection with the underwriters' exercise of an overallotment option. The shares were issued at a price of $137.00 per share and generated gross proceeds of $1.25 billion.

        Net proceeds of the two offerings were used primarily to fund the Klépierre and Mills transactions.

        On March 16th, Simon Property Group was added to the S&P 100 Index, a sub-set of the S&P 500 Index that measures the performance of the largest cap companies in the U.S. It is comprised of 100 major, blue chip companies across multiple industry groups. Simon Property Group is the only real estate company in the index.

Development Activity

        The restoration of Opry Mills in Nashville, Tennessee was completed during the quarter and the center celebrated its grand re-opening on March 29th, nearly two years after the historic flood in May 2010. At 1.2 million square feet, Opry Mills is one of the largest shopping destinations in Tennessee.

        Construction started on several new Premium Outlets in 2012:

  •
  Shisui Premium Outlets in Shisui (Chiba), Japan—a 234,000 square foot upscale outlet center located one hour from central Tokyo and 15 minutes from Narita International Airport. The center is scheduled to open in April of 2013 with approximately 100 stores, including international brands, Japanese brands and restaurants. The Company owns a 40% interest in this project, its ninth Premium Outlet Center in Japan.

  •
  Phoenix Premium Outlets in Chandler (Phoenix), Arizona—an upscale outlet center adjacent to the Wild Horse Pass Hotel & Casino located on Interstate 10. Phase I of the project will be comprised of 360,000 square feet housing approximately 90 outlet stores featuring high-quality designer and name brands. The Company owns 100% of this project which is scheduled to open in May of 2013.

  •
  Toronto Premium Outlets in Halton Hills, Canada—a 358,000 square foot upscale outlet center that will house over 100 high quality outlet stores. Toronto Premium Outlets is expected to be the Canadian entry point for selected upscale, U.S. retailers and designer brands. The Company owns a 50% interest in this project which is scheduled to open in August of 2013.

  •
  Busan Premium Outlets in Busan, Korea—a 244,000 square foot upscale outlet center that will serve southeastern Korea, including the cities of Busan, Ulsan and Daegu, as well as local and overseas visitors. The center is scheduled to open in September of 2013. The Company owns a 50% interest in this project, which will be its third Premium Outlet Center in Korea.

        The Company also announced the signing of two new international joint ventures:

  •
  March 1st—A memorandum of understanding (MOU) with Bailian Group, the largest retail conglomerate in China, to jointly develop a branded Premium Outlet Center in Pudong, Shanghai, China, located adjacent to the Shanghai Disney Resort. The MOU also provides the joint venture the opportunity to develop additional Premium Outlet Centers in mainland China.

  •
  April 9th—A 50/50 joint venture agreement with BR Malls Participacoes S.A., the largest retail real estate company in Latin America, to develop and own Premium Outlet Centers in Brazil. The first Premium Outlet in the joint venture is expected to be open in the State of Sao Paulo in 2013.

        Construction continues on two new Premium Outlets scheduled to open in 2012:

  •
  In Merrimack, New Hampshire—a 409,000 square foot upscale outlet center located one hour north of downtown Boston and scheduled to open on June 14, 2012. Over 100 designer and brand outlet stores will be represented at the center. The Company owns 100% of this project.

  •
  In Texas City, Texas—a 350,000 square foot upscale outlet center located approximately 30 miles south of Houston and 20 miles north of Galveston and scheduled to open in October of 2012. The Company owns a 50% interest in this project.

        Renovation and expansion projects are underway at 23 centers in the U.S. and two centers in Japan. More than 50 anchor and big box tenants are currently scheduled to open in 2012 and 2013 in the Company's U.S. portfolio.

2012 Guidance

        Today the Company provided updated and raised guidance for 2012, estimating that FFO will be within a range of $7.50 to $7.60 per diluted share for the year ending December 31, 2012, and diluted net income will be within a range of $4.24 to $4.34 per share.

        The following table provides a reconciliation of the range of estimated diluted net income available to common stockholders per share to estimated diluted FFO per share.

For the year ending December 31, 2012

	Low End	High End
Estimated diluted net income available to common stockholders per share	$4.24	$4.34
Gain upon acquisition of controlling interests, sale or disposal of assets and interests in unconsolidated entities, and impairment charge on investment in unconsolidated entities, net	(1.39)	(1.39)
Depreciation and amortization including the Company's share of joint ventures	4.65	4.65

Estimated diluted FFO per share	$7.50	$7.60

Conference Call

        The Company will provide an online simulcast of its quarterly conference call at www.simon.com (Investors tab), www.earnings.com, and www.streetevents.com. To listen to the live call, please go to any of these websites at least fifteen minutes prior to the call to register, download and install any necessary audio software. The call will begin at 11:00 a.m. Eastern Time (New York time) today, April 27, 2012. An online replay will be available for approximately 90 days at www.simon.com, www.earnings.com, and www.streetevents.com. A fully searchable podcast of the conference call will also be available at www.REITcafe.com.

Supplemental Materials and Website

        The Company has prepared a supplemental information package which is available at www.simon.com in the Investors section, Financial Information tab. It has also been furnished to the SEC as part of a current report on Form 8-K. If you wish to receive a copy via mail or email, please call 800-461-3439.

        We routinely post important information for investors on our website, www.simon.com, in the "Investors" section. We intend to use this website as a means of disclosing material, non-public information and for complying with our disclosure obligations under Regulation FD. Accordingly, investors should monitor the Investor Relations section of our website, in addition to following our press releases, SEC filings, public conference calls, presentations and webcasts. The information contained on, or that may be accessed through, our website is not incorporated by reference into, and is not a part of, this document.

Non-GAAP Financial Measures

        This press release includes FFO and comparable property net operating income growth, which are adjusted from financial performance measures defined by accounting principles generally accepted in the United States ("GAAP"). Reconciliations of these measures to the most directly comparable GAAP measures are included within this press release or the Company's supplemental information package. FFO and comparable property net operating income growth are financial performance measures widely used in the REIT industry.

Forward-Looking Statements

        Certain statements made in this press release may be deemed "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Although the Company believes the expectations reflected in any forward-looking statements are based on reasonable assumptions, the Company can give no assurance that our expectations will be attained, and it is possible that actual results may differ materially from those indicated by these forward-looking statements due to a variety of risks, uncertainties and other factors. Such factors include, but are not limited to: the Company's ability to meet debt service requirements, the availability and terms of financing, changes in the Company's credit rating, changes in market rates of interest and foreign exchange rates for foreign currencies, changes in value of investments in foreign entities, the ability to hedge interest rate risk, risks associated with the acquisition, development, expansion, leasing and management of properties, general risks related to retail real estate, the liquidity of real estate investments, environ-mental liabilities, international, national, regional and local economic climates, changes in market rental rates, trends in the retail industry, relationships with anchor tenants, the inability to collect rent due to the bankruptcy or insolvency of tenants or otherwise, risks relating to joint venture properties, costs of common area maintenance, intensely competitive market environment in the retail industry, risks related to international activities, insurance costs and coverage, terrorist activities, changes in economic and market conditions and maintenance of our status as a real estate investment trust. The Company discusses these and other risks and uncertainties under the heading "Risk Factors" in its annual and quarterly periodic reports filed with the SEC. The Company may update that discussion in its periodic reports, but otherwise the Company undertakes no duty or obligation to update or revise these forward-looking statements, whether as a result of new information, future developments, or otherwise.

Simon Property Group

        Simon Property Group, Inc. (NYSE: SPG) is an S&P 100 company and the largest real estate company in the world. The Company currently owns or has an interest in 337 retail real estate properties in North America and Asia comprising 244 million square feet. We are headquartered in Indianapolis, Indiana and employ approximately 5,500 people in the U.S. For more information, visit the Simon Property Group website at www.simon.com.

 SIMON PROPERTY GROUP, INC. AND SUBSIDIARIES
Unaudited Consolidated Statements of Operations
(Dollars in thousands, except per share amounts)

	For the Three Months Ended March 31,
	2012	2011
REVENUE:
Minimum rent	$702,098	$644,332
Overage rent	27,680	17,142
Tenant reimbursements	306,388	281,425
Management fees and other revenues	32,287	30,492
Other income	50,516	46,483

Total revenue	1,118,969	1,019,874

EXPENSES:
Property operating	104,740	99,541
Depreciation and amortization	285,109	266,310
Real estate taxes	98,702	93,264
Repairs and maintenance	25,641	30,835
Advertising and promotion	21,098	21,888
Provision for credit losses	3,545	1,405
Home and regional office costs	32,858	29,056
General and administrative	13,889	7,667
Other	17,778	19,018

Total operating expenses	603,360	568,984

OPERATING INCOME	515,609	450,890
Interest expense	(258,079)	(248,119)
Income tax expense of taxable REIT subsidiaries	(891)	(1,142)
Income from unconsolidated entities	30,353	18,621
Gain (loss) upon acquisition of controlling interests, sale or disposal of assets and interests in unconsolidated entities, and impairment charge on investment in unconsolidated entities, net(A)	494,837	(584)

CONSOLIDATED NET INCOME	781,829	219,666
Net income attributable to noncontrolling interests	135,585	39,420
Preferred dividends	834	834

NET INCOME ATTRIBUTABLE TO COMMON STOCKHOLDERS	$645,410	$179,412

BASIC EARNINGS PER COMMON SHARE:
Net income attributable to common stockholders	$2.18	$0.61

DILUTED EARNINGS PER COMMON SHARE:
Net income attributable to common stockholders	$2.18	$0.61

 SIMON PROPERTY GROUP, INC. AND SUBSIDIARIES
Unaudited Consolidated Balance Sheets
(Dollars in thousands, except share amounts)

	March 31, 2012	December 31, 2011
ASSETS:
Investment properties at cost	$33,923,326	$29,657,046
Less—accumulated depreciation	8,587,591	8,388,130

	25,335,735	21,268,916
Cash and cash equivalents	880,549	798,650
Tenant receivables and accrued revenue, net	417,085	486,731
Investment in unconsolidated entities, at equity	1,930,480	1,378,084
Investment in Klépierre, at equity	2,054,820	—
Deferred costs and other assets	1,798,796	1,633,544
Notes receivable from related party	—	651,000

Total assets	$32,417,465	$26,216,925

LIABILITIES:
Mortgages and other indebtedness	$22,800,562	$18,446,440
Accounts payable, accrued expenses, intangibles, and deferred revenues	1,127,794	1,091,712
Cash distributions and losses in partnerships and joint ventures, at equity	710,314	695,569
Other liabilities and accrued dividends	222,874	170,971

Total liabilities	24,861,544	20,404,692

Commitments and contingencies
Limited partners' preferred interest in the Operating Partnership and noncontrolling redeemable interests in properties	262,387	267,945
EQUITY:
Stockholders' Equity
Capital stock (850,000,000 total shares authorized, $0.0001 par value, 238,000,000 shares of excess common stock, 100,000,000 authorized shares of preferred stock):
Series J 8 3/8% cumulative redeemable preferred stock, 1,000,000 shares authorized, 796,948 issued and outstanding with a liquidation value of $39,847	44,965	45,047
Common stock, $0.0001 par value, 511,990,000 shares authorized, 306,954,102 and 297,725,698 issued and outstanding, respectively	31	30
Class B common stock, $0.0001 par value, 10,000 shares authorized, 8,000 issued and outstanding	—	—
Capital in excess of par value	9,093,132	8,103,133
Accumulated deficit	(2,885,666)	(3,251,740)
Accumulated other comprehensive loss	(23,720)	(94,263)
Common stock held in treasury at cost, 3,865,144 and 3,877,448 shares, respectively	(150,836)	(152,541)

Total stockholder's equity	6,077,906	4,649,666
Noncontrolling interests	1,215,628	894,622

Total equity	7,293,534	5,544,288

Total liabilities and equity	$32,417,465	$26,216,925

 SIMON PROPERTY GROUP, INC. AND SUBSIDIARIES
Unaudited Joint Venture Statements of Operations
(Dollars in thousands)

	For the Three Months Ended March 31,
	2012	2011
Revenue:
Minimum rent	$368,666	$352,635
Overage rent	48,694	30,227
Tenant reimbursements	172,093	165,620
Other income	52,962	31,661

Total revenue	642,415	580,143
Operating Expenses:
Property operating	118,119	111,562
Depreciation and amortization	138,056	131,730
Real estate taxes	48,333	45,853
Repairs and maintenance	14,971	16,770
Advertising and promotion	15,456	13,472
Provision for credit losses	982	804
Other	53,642	29,215

Total operating expenses	389,559	349,406

Operating Income	252,856	230,737
Interest expense	(159,902)	(150,516)
(Loss) income from unconsolidated entities	(315)	173

Income from Continuing Operations	92,639	80,394
(Loss) income from discontinued joint venture interests	(7,690)	318

Net Income	$84,949	$80,712

Third-Party Investors' Share of Net Income	$40,012	$50,014

Our Share of Net Income	44,937	30,698
Amortization of Excess Investment(B)	(14,584)	(12,077)

Income from Unconsolidated Entities	$30,353	$18,621

Simon Property Group, Inc. and Subsidiaries

Unaudited Joint Venture Balance Sheets

(Dollars in thousands)

	March 31, 2012	December 31, 2011
Assets:
Investment properties, at cost	$14,161,851	$20,481,657
Less—accumulated depreciation	4,588,199	5,264,565

	9,573,652	15,217,092
Cash and cash equivalents	530,886	806,895
Tenant receivables and accrued revenue, net	190,922	359,208
Investment in unconsolidated entities, at equity	40,171	133,576
Deferred costs and other assets	364,255	526,101

Total assets	$10,699,886	$17,042,872

Liabilities and Partners' Deficit:
Mortgages and other indebtedness	$11,468,736	$15,582,321
Accounts payable, accrued expenses, intangibles, and deferred revenue	528,648	775,733
Other liabilities	275,768	981,711

Total liabilities	12,273,152	17,339,765
Preferred units	67,450	67,450
Partners' deficit	(1,640,716)	(364,343)

Total liabilities and partners' deficit	$10,699,886	$17,042,872

Our Share of:
Partners' deficit	$(787,451)	$(32,000)
Add: Excess Investment(B)	2,007,617	714,515

Our net Investment in unconsolidated entities	$1,220,166	$682,515

(B)
Excess investment represents the unamortized difference of the Company's investment over equity in the underlying net assets of the partnerships and joint ventures. The Company generally amortizes excess investment over the life of the related properties.

 SIMON PROPERTY GROUP, INC. AND SUBSIDIARIES
Unaudited Reconciliation of Non-GAAP Financial Measures(C)
(Amounts in thousands, except per share amounts)

Reconciliation of Consolidated Net Income to FFO

	For the Three Months Ended March 31,
	2012	2011
Consolidated Net Income(D)(E)(F)(G)	$781,829	$219,666
Adjustments to Consolidated Net Income to Arrive at FFO:
Depreciation and amortization from consolidated properties	281,349	262,546
Simon's share of depreciation and amortization from unconsolidated entities	86,141	93,381
(Gain) loss upon acquisition of controlling interests, sale or disposal of assets and interests in unconsolidated entities, and impairment charge on investment in unconsolidated entities, net	(494,837)	584
Net income attributable to noncontrolling interest holders in properties	(2,109)	(2,111)
Noncontrolling interests portion of depreciation and amortization	(2,408)	(2,110)
Preferred distributions and dividends	(1,313)	(1,313)

FFO of the Operating Partnership	$648,652	$570,643

Diluted net income per share to diluted FFO per share reconciliation:
Diluted net income per share	$2.18	$0.61
Depreciation and amortization from consolidated properties and Simon's share of depreciation and amortization from unconsolidated entities, net of noncontrolling interests portion of depreciation and amortization	1.03	1.00
(Gain) loss upon acquisition of controlling interests, sale or disposal of assets and interests in unconsolidated entities, and impairment charge on investment in unconsolidated entities, net	(1.39)	—

Diluted FFO per share	$1.82	$1.61

Details for per share calculations:
FFO of the Operating Partnership	$648,652	$570,643
Adjustments for dilution calculation:
Diluted FFO of the Operating Partnership	648,652	570,643
Diluted FFO allocable to unitholders	(110,827)	(97,134)

Diluted FFO allocable to common stockholders	$537,825	$473,509

Basic weighted average shares outstanding	295,694	293,080
Adjustments for dilution calculation:
Effect of stock options	1	210

Diluted weighted average shares outstanding	295,695	293,290
Weighted average limited partnership units outstanding	60,932	60,165

Diluted weighted average shares and units outstanding	356,627	353,455

Basic FFO per Share	$1.82	$1.62
Diluted FFO per Share	$1.82	$1.61
Percent Change	13.0%

Simon Property Group, Inc. and Subsidiaries

Footnotes to Unaudited Reconciliation of Non-GAAP Financial Measures

Notes:

(A)
Primarily consists of a non-cash gain resulting from our acquisition activity and represents the remeasurement of our previously held interest to fair value for those properties in which we now have a controlling interest.

(B)
Excess investment represents the unamortized difference of the Company's investment over equity in the underlying net assets of the partnerships and joint ventures. The Company generally amortizes excess investment over the life of the related properties.

(C)
This report contains measures of financial or operating performance that are not specifically defined by accounting principles generally accepted in the United States ("GAAP"), including funds from operations ("FFO") and FFO per share. FFO is a performance measure that is standard in the REIT business. We believe FFO provides investors with additional information concerning our operating performance and a basis to compare our performance with those of other REITs. We also use these measures internally to monitor the operating performance of our portfolio. Our computation of these non-GAAP measures may not be the same as similar measures reported by other REITs.

  The Company determines FFO based upon the definition set forth by the National Association of Real Estate Investment Trusts ("NAREIT"). The Company determines FFO to be our share of consolidated net income computed in accordance with GAAP, excluding real estate related depreciation and amortization, excluding gains and losses from extraordinary items, excluding gains and losses from the sales of, or any impairment charges related to, previously depreciated operating properties, plus the allocable portion of FFO of unconsolidated joint ventures based upon economic ownership interest, and all determined on a consistent basis in accordance with GAAP.

  The Company has adopted NAREIT's clarification of the definition of FFO that requires it to include the effects of nonrecurring items not classified as extraordinary, cumulative effect of accounting changes, or a gain or loss resulting from the sale of, or any impairment charges relating to, previously depreciated operating properties. We include in FFO gains and losses realized from the sale of land, outlot buildings, marketable and non-marketable securities, and investment holdings of non-retail real estate. However, you should understand that FFO does not represent cash flow from operations as defined by GAAP, should not be considered as an alternative to net income determined in accordance with GAAP as a measure of operating performance, and is not an alternative to cash flows as a measure of liquidity.

(D)
Includes the Company's share of gains on land sales of $3.2 million and $2.7 million for the three months ended March 31, 2012 and 2011, respectively.

(E)
Includes the Company's share of straight-line adjustments to minimum rent of $8.8 million and $7.3 million for the three months ended March 31, 2012 and 2011, respectively.

(F)
Includes the Company's share of the amortization of fair market value of leases from acquisitions of $5.1 million and $5.8 million for the three months ended March 31, 2012 and 2011, respectively.

(G)
Includes the Company's share of debt premium amortization of $6.7 million and $2.6 million for the three months ended March 31, 2012 and 2011, respectively.

QuickLinks

  Exhibit 99.2
SIMON PROPERTY GROUP REPORTS FIRST QUARTER RESULTS
SIMON PROPERTY GROUP, INC. AND SUBSIDIARIES Unaudited Consolidated Statements of Operations (Dollars in thousands, except per share amounts)
SIMON PROPERTY GROUP, INC. AND SUBSIDIARIES Unaudited Consolidated Balance Sheets (Dollars in thousands, except share amounts)
SIMON PROPERTY GROUP, INC. AND SUBSIDIARIES Unaudited Joint Venture Statements of Operations (Dollars in thousands)
Simon Property Group, Inc. and Subsidiaries Unaudited Joint Venture Balance Sheets (Dollars in thousands)
SIMON PROPERTY GROUP, INC. AND SUBSIDIARIES Unaudited Reconciliation of Non-GAAP Financial Measures(C) (Amounts in thousands, except per share amounts)
Simon Property Group, Inc. and Subsidiaries Footnotes to Unaudited Reconciliation of Non-GAAP Financial Measures